                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                            EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)
                                                  12 Months
                                                     Ending                    Year Ended December 31,
                                         September 30, 2000        1999         1998         1997        1996         1995
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing

      operations per statement
      of income                                    $184,390    $185,567     $169,612     $125,698    $167,351     $128,382
    Federal income taxes                            113,749     109,164      105,814       44,916     106,876       91,519
    Federal income taxes charged
      to other income - net                           5,980       2,909        3,986       14,807        (784)     (11,967)
    Capitalized interest                             (1,588)     (3,692)      (1,782)        (360)        (600)       (660)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                           --          --           --         (608)        460        8,325
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
Total                                              $302,531    $293,948     $277,630     $184,453    $273,303     $215,599
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------

  Fixed charges:
    Interest expense                               $180,999    $160,966     $146,248     $123,543    $122,635     $131,346
    Other interest                                    1,588       3,692        1,782          360         600          660
    Portion of rentals
      representative of the
      interest factor                                 4,948       4,575        2,878        3,143       4,187        5,150
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
Total                                              $187,535    $169,233     $150,908     $127,046    $127,422     $137,156
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------

  Earnings available for

    combined fixed charges                         $490,066    $463,181     $428,538     $311,499    $400,725     $352,755
RATIO OF EARNINGS TO
  FIXED CHARGES                                       2.61x       2.74x        2.84x        2.45x       3.14x        2.57x



                                 STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                         EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                               (Dollars in Thousands)
                                                 12 Months
                                                    Ending                       Year Ended December 31,
                                         September 30, 2000         1999         1998         1997         1996         1995
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing

      operations per statement
      of income                                    $184,390     $185,567     $169,612     $125,698     $167,351     $128,382
    Federal income taxes                            113,749      109,164      105,814       44,916      106,876       91,519
    Federal income taxes charged
      to other income - net                           5,980        2,909        3,986      14,807           (784)    (11,967)
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------
Subtotal                                            304,119      297,640      279,412      185,421      273,443      207,934
  Capitalized interest                              (1,588)      (3,692)       (1,782)        (360)         (600)       (660)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                               --           --          --          (608)         460        8,325
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------
Total                                              $302,531     $293,948     $277,630     $184,453     $273,303     $215,599
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------

  Fixed charges:
    Interest expense                               $180,999     $160,966     $146,248     $123,543     $122,635     $131,346
    Other interest                                    1,588        3,692        1,782          360          600          660
    Portion of rentals
      representative of the
      interest factor                                 4,948        4,575        2,878        3,143        4,187        5,150
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------
Total                                              $187,535     $169,233     $150,908     $127,046     $127,422     $137,156
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  Requirements                                     $490,066     $463,181     $428,538     $311,499     $400,725     $352,755

DIVIDEND REQUIREMENT:
  Fixed charges above                              $187,535     $169,233     $150,908     $127,046     $127,422     $137,156
  Preferred dividend
    requirements below                               15,070       17,747       21,421       26,266       36,242       36,693
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------
Total                                              $202,605     $186,980     $172,329     $153,312     $163,664     $173,849
------------------------------------- ---------------------- ------------ ------------ ------------ ------------ ------------

                                                  12 Months
                                                     Ending                     Year Ended December 31,
                                         September 30, 2000        1999         1998         1997        1996         1995
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                                2.42        2.48         2.49         2.03        2.45         2.03

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                               $304,119    $297,640     $279,412    $185, 421    $273,443     $207,934
  (b) Income from continuing
        operations                                 $184,390    $185,567     $169,612     $125,698    $167,351     $128,382
  (c) Ratio of (a) to (b)                            1.6493      1.6039       1.6474       1.4751      1.6339       1.6197
  (d) Preferred dividends                           $ 9,137    $ 11,065     $ 13,003     $ 17,806    $ 22,181     $ 22,654
  Preferred dividend
    requirements

      [(d) multiplied by (c)]                      $ 15,070    $ 17,747     $ 21,421     $ 26,266    $ 36,242     $ 36,693